Exhibit 99.1


           Cambridge Heart Reports Results for the 2006 First Quarter;
                      Alternans Revenue up 59% over Q1 2005


     BEDFORD, Mass.--(BUSINESS WIRE)--May 2, 2006--Cambridge Heart, Inc. (OTCBB-CAMH) today reported revenue of $1,419,000 for the quarter ended March 31, 2006, an increase of $409,500 or 41% compared to revenue of $1,009,500 for the same period in 2005. Sequentially, revenue increased $329,800 or 30% from the $1,089,200 reported for the quarter ended December 31, 2005. The operating loss for the first quarter of 2006 was $645,300, a decrease of $292,000 or 31% compared to $937,300 for the same period in 2005. The operating loss for the first quarter of 2006 included $72,800 in non-cash stock based compensation expense resulting from the adoption of SFAS123R. The net loss for the quarter was $6,837,000 or $0.13 per share, which included a non-cash charge of $6,264,700 related to the change in the value of certain warrants to purchase shares of Series B Convertible Preferred stock (the "Series B Warrants"). These warrants were re-classified from the mezzanine equity section of our balance sheet to a liability for the year ended 2004 and subsequent 2005 reporting periods. For the same period last year, the Company reported net income of $150,000 or $0.00 per share, which included a non-cash gain of $1,047,300 related to the change in value of the Series B Warrants. As of March 31, 2006, all of the Series B Warrants have been exercised and converted into common stock and accounted for as equity, and therefore, no charges or gains related to the Series B warrants will be incurred in future periods.
     Revenue for the first quarter from the sale of the Company's Microvolt T-Wave Alternans ("Alternans") products was $1,094,000, an increase of $404,000 or 59% compared to $690,000 in the same period in 2005. Sequentially, revenue from the Company's Alternans products increased $218,900 or 25% compared to $875,100 for the previous quarter ended December 31, 2005.
     The Company had cash and marketable securities at March 31, 2006 of $9.1 million. During the quarter, the Company realized proceeds of approximately $4.1 million from the exercise of certain options and warrants. Excluding these option and warrant exercise proceeds, the Company used approximately $329,000 of cash in the first quarter of 2006. Cash usage is expected to increase in future quarters as the Company implements its sales and marketing expansion plans in 2006 and 2007. Although the Company has no specific plans to raise additional capital in the near term, the Company intends to file a shelf registration statement with the Securities and Exchange Commission on Form S-3, which when declared effective, will allow the Company to offer and sell up to $20 million of securities in the future. This amount represents approximately 10% of our current, fully diluted market capitalization. The Company's management believes that filing a shelf registration statement at this time provides Cambridge Heart with the greatest flexibility as it reviews its capital requirements throughout the balance of 2006 and beyond.
     As of March 31, 2006, the Company had a total of 60.7 million shares of common stock issued and outstanding and no shares of Series A or B Convertible Preferred Stock outstanding. In addition, at March 31, 2006, there were options and warrants outstanding to purchase 8.4 million common equivalent shares.
     "This quarter was an excellent one for Cambridge Heart both in quantitative and qualitative terms," stated David Chazanovitz, President and CEO of Cambridge Heart. "In addition to having our best quarter in two years, we also received a very strong final National Coverage Determination from CMS, which was preceded by a similar decision from Aetna."
     The Company will hold a conference call at 4:30 PM. eastern time Tuesday, May 2nd to discuss the accomplishments and financial results for the 2006 first quarter. The conference call phone in number is 866.700.7441 (outside the U.S. 617.213.8839), passcode 44039850. Interested parties may listen to a recording of the conference call at any time during the 48 hours immediately following the call by dialing 888.286.8010 (outside the U.S. 617.801.6888) and enter the passcode 14076230. This playback will begin approximately two hours after the call ends. The conference call will also be available by webcast on the Company's web site at www.cambridgeheart.com.

     About Cambridge Heart

     Cambridge Heart is engaged in the research, development and commercialization of products for the non-invasive diagnosis of cardiac disease. Using innovative technologies, the Company is addressing such key problems in cardiac diagnosis as the identification of those at risk of sudden cardiac arrest. The Company's products incorporate its proprietary technology, Microvolt T-Wave Alternans, and are the first diagnostic tools cleared by the U.S. Food and Drug Administration to non-invasively measure microvolt levels of T-wave alternans. The Company, founded in 1990, is based in Bedford, Massachusetts and is traded on the OTCBB under the symbol CAMH. Cambridge Heart can be found on the World Wide Web at www.cambridgeheart.com.

     About the Cambridge Heart Microvolt T-Wave Alternans Test

     The Cambridge Heart Microvolt T-Wave Alternans Test measures extremely subtle beat-to-beat fluctuations in a person's heartbeat called T-wave alternans. These tiny heartbeat variations - measured at one millionth of a volt
- are detected in any clinical setting where titration of the heart rate is possible. The preparation for the test consists of placing proprietary sensors on a patient's chest. Extensive clinical research has shown that patients with symptoms of or, who are at risk of, life threatening arrhythmias who test positive for T-wave alternans are at significant risk for subsequent sudden cardiac events including sudden death, while those who test negative are at minimal risk.

     Statements contained in this press release about anticipated revenue growth, and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as "believes", "expects", "anticipates", "plans", "estimates", "could" and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include customer delays in making final buying decisions, decreased demand for our products, failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology, failure to obtain or maintain adequate levels of third-party reimbursement for use of our products and other factors identified in our most recent Annual Report on Form 10-K under "Factors Which May Affect Future Results", which is on file with the SEC. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

     This press release is not an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state of jurisdiction.

     -Financial information follows-


                              Cambridge Heart, Inc.
                              Financial Highlights

Statement of Operations                   Three months ended March 31,
                                          ----------------------------
                                               2006          2005
                                          -------------- -------------

Revenues                                   $  1,419,020  $  1,009,483

Cost of goods sold                              599,206       479,848
                                            ------------  ------------
    Gross Profit                                819,814       529,635

Costs and expenses
    Research and development                    157,752       212,777
    Selling, general and administrative       1,307,309     1,254,167
                                           ------------- -------------
            Total Operating Expenses          1,465,061     1,466,944

            Loss from operations               (645,247)     (937,309)

Interest income                                  72,961        39,976

Change in valuation of Series B warrants     (6,264,727)    1,047,301
                                           -------------  ------------

Net Loss                                   $ (6,837,013) $    149,968
                                           ============= =============

                                           ------------- -------------
Net Loss attributable to common
 shareholders                              $ (6,837,013) $    149,968
                                           ============= =============

Net loss per common share - basic and
 diluted                                   $      (0.13) $       0.00
                                           ============= =============


Weighted average shares outstanding -
 basic and diluted                           54,345,831    37,604,976
                                           ============= =============


Balance Sheet                                March 31,    December 31,
                                               2006          2005
                                           ------------- -------------
Assets
-----------------------------------------
    Cash & Marketable Securities           $  9,148,295  $  5,297,834
    Accounts receivable, net                  1,134,809     1,018,988
    Inventory                                   384,313       419,938
    Other prepaid assets                        102,091        79,843
                                           ------------- -------------
            Total current assets             10,769,508     6,816,603

    Fixed assets, net                            83,314        85,771
    Other assets                                102,803       112,182
                                           ------------- -------------
                                           $ 10,955,625  $  7,014,556
                                           ============= =============

Liabilities and stockholders' equity
------------------------------------------
    Accounts payable and accrued expenses  $  1,117,436  $    774,185
    Debt, current portion                         1,052         1,577
                                           ------------- -------------
            Total current liabilities         1,118,488       775,762
    Debt, long-term portion                           -             -
    Series B warrant liability                        -     1,503,646
                                           ------------- -------------
            Total liabilities              $  1,118,488  $  2,279,408
                                           ------------- -------------

Convertible Preferred Stock                           -     1,504,287
Warrants to acquire Convertible
    Preferred Stock                             468,564       743,440
                                           ------------- -------------
                                           $    468,564  $  2,247,727
                                           ------------- -------------

Stockholders' equity
    Common stock                           $     60,663  $     46,301
    Additional paid-in-capital               74,940,097    61,236,294
    Accumulated deficit                     (65,632,187)  (58,795,174)
                                           ------------- -------------
            Total stockholders' equity         9,368,573     2,487,421
                                           ------------- -------------
                                           $ 10,955,625  $  7,014,556
                                           ============= =============



     CONTACT: At Cambridge Heart, Inc.
              Roderick de Greef, 781-271-1200 x231
              Chief Financial Officer
              roderickd@cambridgeheart.com
              or
              At Consulting for Strategic Growth
              Stanley Wunderlich, 800-625-2236
              info@cfsg1.com